U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2005

SYNTHETIC BLOOD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

New Jersey	22-3067701
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, California 92626
(Address of principal executive offices)

714-427-6363
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 3.02   Unregistered Sales of Equity Securities

As previously reported, in October 2004 Synthetic Blood International, Inc. entered into a stock purchase agreement with Andreas Camenzind for the purchase of 2,500,000 shares of common stock at $0.185 per share, plus a warrant to purchase 6,000,000 shares of common stock at $0.20 per share that would expire September 30, 2007. Mr. Camenzind completed payment for the securities on July 7, 2005, and the transaction was closed on that date. The shares and warrants were offered and sold to Mr. Camenzind in reliance on the safe harbor exclusion from the registration requirements of the Securities Act of 1933 set forth in Regulation S adopted there under.

Item 8.01   Other Events

As previously reported, in May 2004, Synthetic Blood accepted a subscription agreement from Remobo AG, based in Switzerland, for the purchase of 7,733,334 shares of common stock, 7,733,334 Series A Warrants, 3,400,000 Series B Warrants, and 3,400,000 Series C Warrants for $2,350,000. Synthetic Blood also reported in its quarterly report on Form 10-Q for the period ended October 31, 2004 that, due to lack of any payment or other performance, Synthetic Blood was not relying on the subscription as a potential source of capital and assumed no funds would ever be collected under the subscription. Pursuant to a resolution adopted by the board of directors on July 7, 2005, the Company formally terminated the subscription agreement on July 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

Date: July 11, 2005	By:	/s/ Robert W. Nicora
Robert W. Nicora, President